Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer (as defined below) is made solely by the Offer to Purchase, dated June 2, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares (as defined below) in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of

Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

CASEY’S GENERAL STORES, INC.

at

$36.00 net per share

by

ACT ACQUISITION SUB, INC.,

an indirect wholly owned subsidiary of

ALIMENTATION COUCHE-TARD INC.

ACT Acquisition Sub, Inc., an Iowa corporation (“Purchaser”) and an indirect wholly owned subsidiary of Alimentation Couche-Tard Inc., a corporation incorporated under the laws of the province of Québec, Canada (“Couche-Tard”), hereby offers to purchase (1) all issued and outstanding shares of common stock, no par value (the “Shares”), of Casey’s General Stores, Inc., an Iowa corporation (“Casey’s”), and (2) the associated rights to purchase shares of Series A Serial Preferred Stock, no par value, of Casey’s (the “Rights”) issued pursuant to the Rights Agreement, dated as of April 16, 2010 (the “Rights Agreement”), between Casey’s and Computershare Trust Company, N.A., as Rights Agent, at a price of $36.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”). Unless the context otherwise requires, all references herein to the “Shares” shall be deemed to include the associated Rights, and all references herein to the “Rights” shall be deemed to include the benefits that may inure to holders of Rights pursuant to the Rights Agreement. Holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, if a Distribution Date (as defined in Section 15—“Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; The Rights Condition; Appraisal Rights; “Going-Private” Transactions” of the Offer to Purchase) has occurred, shareholders who sell their Rights separately from their Shares and do not otherwise acquire Rights will not satisfy the requirements of the Offer for the tender of Shares.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00, MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 9, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (1) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date (as defined below) of the Offer that number of Shares that, together with the Shares then owned by Couche-Tard and its subsidiaries (including, without limitation, Purchaser), would represent at least a majority of the total voting power of all outstanding Shares calculated on a fully-diluted basis after the consummation of the Offer, (2) the Board of Directors of Casey’s redeeming the Rights or Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (as defined below), or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s, (3) Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations with interested shareholders set forth in Section 490.1110 of the Iowa Business Corporation Act will be inapplicable to the Offer and the Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s, (4) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, (5) Casey’s not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Couche-Tard’s or Purchaser’s ability to acquire Casey’s or otherwise diminishing the expected value to Couche-Tard of the acquisition of Casey’s and (6) Couche-Tard having available to it proceeds of financings on terms and conditions satisfactory to it that are sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger, and to refinance all debt of Casey’s and Couche-Tard that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Proposed Merger or the financing thereof, and to pay all related fees and expenses.

The purpose of the Offer is to enable Couche-Tard to acquire control of, and ultimately acquire the entire equity interest in, Casey’s. The Offer, as the first step in the acquisition of Casey’s, is intended to facilitate the acquisition of all issued and outstanding Shares. Purchaser currently intends, promptly following consummation of the Offer, to seek to have Casey’s consummate a second-step merger or similar business combination with Purchaser (the “Proposed Merger”), pursuant to which each then outstanding Share (other than Shares held by Couche-Tard or its subsidiaries (including, without limitation, Purchaser) and Shares owned by shareholders who properly perfect their appraisal rights under Iowa law) will be converted into the right to receive an amount in cash equal to the highest price paid per Share pursuant to the Offer.

Couche-Tard and Purchaser are seeking to negotiate with Casey’s the acquisition of Casey’s by Purchaser. Couche-Tard and Purchaser reserve the right to amend the Offer (including, without limitation, amending the number of Shares to be purchased and the Offer Price) upon entering into a merger agreement with Casey’s, or to negotiate a merger agreement with Casey’s not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Couche-Tard, Purchaser and Casey’s.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to Wells Fargo Bank, N.A. (the “Depositary”) of Purchaser’s acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (the “Share Certificates”) and, if applicable, certificates representing the Rights (“Rights Certificates”), or timely confirmation of the book-entry transfer of such Shares and, if applicable, the Rights (if such procedure is available) into the Depositary’s account at the Book-Entry Transfer Facility (as defined in Section 2—“Acceptance for Payment and Payment” of the Offer to Purchase) pursuant to the book-entry transfer procedures discussed in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, (2) the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in Section 2—“Acceptance for Payment and Payment” of the Offer to Purchase) in connection with a book-entry transfer, and (3) any other documents required by the Letter of Transmittal. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser’s obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for any Shares, regardless of any extension of the Offer or any delay in paying such purchase price. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

The term “Expiration Date” means 12:00, midnight, New York City time, on Friday, July 9, 2010, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14—“Conditions to the Offer” of the Offer to Purchase shall have occurred, to extend the period during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and by making a public announcement of the extension. Any such extension will be followed as promptly as practicable by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Purchaser currently has no intention of making available a “subsequent offering period” (within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), but reserves the right to do so in its sole discretion under Rule 14d-11.

If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser but subject to Rule 14e-1(c) promulgated under the Exchange Act, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as discussed in Section 4—“Withdrawal Rights” of the Offer to Purchase.

If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the event separate Rights Certificates are issued, similar action will be taken with respect to unpurchased or untendered Rights.

Except as otherwise provided below, tenders of Shares (and, if applicable, Rights) made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 31, 2010 (or such later date as may apply in case the Offer is extended). A withdrawal of a Share will also constitute a withdrawal of the associated Right. Rights may not be withdrawn unless the associated Shares are also withdrawn.

To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates or Rights Certificates evidencing Shares or Rights to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures discussed in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase. All questions as to the form and validity (including, without limitation, as to time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion.

A request is being made to Casey’s pursuant to Rule 14d-5 promulgated under the Exchange Act for the use of shareholder lists and security position listings of Casey’s for the purpose of disseminating the Offer to shareholders. Upon compliance by Casey’s with this request, the Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholders lists of Casey’s, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser or, if Casey’s so elects, the materials will be mailed by Casey’s. A request is also being made to Casey’s pursuant to Section 490.1602 of the Iowa Business Corporation Act to inspect the stock ledger of Casey’s, a list of the shareholders of Casey’s and other related materials.

The receipt of cash in exchange for Shares in the Offer or the Proposed Merger will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Shareholders should consult their tax advisors about the particular effect the proposed transactions will have on their Shares.

The information required to be disclosed by Rule 14d-6(d)(1) promulgated under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the Letter of Transmittal contain important information that shareholders should read before making any decision with respect to the Offer.

Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser’s expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free (877) 717-3930

Banks and Brokers may call collect (212) 750-5833

The Dealer Manager for the Offer is:

Eleven Madison Avenue

New York, New York 10010

(800) 318-8219 (TOLL-FREE)

(212) 538-4581

June 2, 2010

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